Deloitte & Touche (LOGO)

Deloitte & Touche LLP
Suite 2801
One Independent Drive
Jacksonville, Florida 32202-5034
Telephone: (904) 665-1400
Facsimile: (904) 355-9104


INDEPENDENT ACCOUNTANTS' REPORT ON
MANAGEMENT'S ASSERTION ABOUT COMPLIANCE WITH
UNIFORM SINGLE ATTESTATION PROGRAM REQUIREMENTS

Merrill Lynch Credit Corporation and subsidiaries:

We have examined management's assertion about Merrill Lynch Credit Corporation and subsidiaries' (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the fiscal year ended December 31, 1999, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Merrill Lynch Credit Corporation and subsidiaries complied with the aforementioned minimum servicing standards as of and for the fiscal year ended December 31, 1999 is fairly stated, in all material respects.

Deloitte & Touche

February 25, 2000

Deloitte Touche
Tohmatsu